UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 6, 2014

SUPERIOR ENERGY SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34037	75-2379388
(State or other jurisdiction)	(Commission File Number)	(IRS Employer Identification No.)

1001 Louisiana Street, Suite 2900, Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

(713) 654-2200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)	Approval of 2014 Annual Incentive Program

On February 6, 2014, the Compensation Committee of the Board of Directors of Superior Energy Services, Inc. (the “Company”) approved its 2014 annual incentive bonus program. For 2014, annual bonuses to the executive team will be based on both quantitative and qualitative measures, weighted as follows: 75% of the total payout will be based on the achievement of a pre-tax income target and 25% of the total payout will be based on the Compensation Committee’s assessment of the executive team’s achievement of certain qualitative objectives. The overall incentive payout will range from 0% to 200% of each executive’s target bonus opportunity based on these factors.

The quantitative portion of the bonus provides for minimum, target and maximum payout levels, as a percentage of salary, based upon the achievement of 70%, 100% and 110% of a pre-tax income target. If the financial performance occurs at a level in between these factors, a sliding scale is used to determine the appropriate payout factor.

With respect to the qualitative portion, the Compensation Committee has approved executive team objectives relating to finance, operations and expansion efforts. The Committee will evaluate the executive team’s achievements with respect to these objectives, and payout levels will be determined based on below target, at target and above target achievements.

Depending on the Company’s performance relative to the applicable measures, the total bonus payout levels, which vary depending on the executive’s position, stated as a percentage of the officer’s annual salary, are as follows:

Position	Minimum	Target	Maximum

CEO	60%	120%	240%
CFO	40%	80%	160%
Sr. EVPs	35-37.5%	70-75%	140-150%
EVPs	30-35%	60-70%	120-140%

Following the Committee’s assessment of the level of achievement of the quantitative and qualitative measures discussed above, the Committee will determine the total bonus payout earned by each officer under these metrics. Such total payout can be reduced, but not increased, by a maximum of 15% based on the Company’s overall safety performance for the year.

All executive bonuses are approved by the Compensation Committee prior to payout. The Compensation Committee retains the discretion to adjust any bonus amounts determined under the formulas described above in order to ensure that they are appropriate in light of the particular officer’s performance and the Company’s overall performance, including discretionary adjustments based on non-financial performance related metrics.

Approval of Strategic Performance Award Program

On February 12, 2014, the Compensation Committee approved a special two-year performance award program for each of our executive officers other than Mr. Dunlap, our president and chief executive officer. This award was in addition to the regular long-term incentives annually awarded to our executive team. Under the program, each participating executive received a grant of performance shares under our 2013 Stock Incentive Plan on February 12, 2014, and will receive a second grant on March 1, 2015, assuming the executive is employed on such date, with each grant having a one-year performance period. Payout of both grants will not occur until 2016. Each award will set forth a target number of performance shares, and the recipient will earn between 0% and 150% of the target award based on the level of free cash flow achieved by the Company for each of the fiscal years ending December 31, 2014 and 2015, respectively. Upon payout in 2016, the earned performance shares will convert to an equivalent number of shares of the Company’s common stock.

The number of performance shares awarded to each executive is based on a percentage of his current salary and equates to one-third of the executive’s target value awarded under our long-term incentive program. On February 12, 2014, the Committee approved the performance targets and payout matrix applicable to the 2014 grant. The Committee will approve the performance targets and payout matrix applicable to the March 1, 2015 in 2015 grant prior to the grant date.

The following table sets forth the grant date values approved by the Committee for the named executive officers (as that term is defined in Item 402(a)(3) of Regulation S-K) for each grant under the program. The target number of performance shares awarded on each date will be determined by dividing the grant date value noted below by the closing price of our common stock on the applicable grant date:

Named Executive Officer	February 12, 2014 Grant Date Value	March 1, 2015 Grant Date Value

Robert S. Taylor	$324,500	$324,500
Chief Financial Officer, Executive Vice President and Treasurer
Brian K. Moore	$295,250	$295,250
Senior Executive Vice President
A. Patrick Bernard	$209,250	$209,250
Senior Executive Vice President
William B. Masters	$200,650	$200,650
Executive Vice President and General Counsel

The description set forth herein is a summary only and is qualified in its entirety by the full text of the Strategic Performance Award Agreement, which will be filed as an exhibit to the Company’s annual report on Form 10-K for the year ended December 31, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPERIOR ENERGY SERVICES, INC.

By:	/s/ Robert S. Taylor
Robert S. Taylor
Executive Vice President, Treasurer and Chief Financial Officer

Dated: February 12, 2014